STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Partners Group Private Equity (Master Fund), LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows

The name of the limited liability company is Partners Group Private Equity Fund, LLC.

[set forth amendment(s)]

3.	This Certificate of Amendment shall be effective December 16, 2025

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 12th day of December, 2025 A.D.

By:	/s/ Brian Igoe
Authorized Person(s)
Name: Brian Igoe